Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2019 FOURTH QUARTER
AND FULL YEAR RESULTS
-Fourth Quarter Comps from Continuing Operations Increased 4%, Including Positive Store Comps-
-Fiscal 2019 Earnings Per Share Exceed Expectations-

Fourth Quarter Fiscal 2019 Financial Summary

•	Net sales from continuing operations were $675 million

•	Comparable sales from continuing operations increased 4%

•	GAAP EPS from continuing operations was $1.53

•	Non-GAAP EPS from continuing operations was $2.18 (1), up 18%

Fiscal 2019 Financial Summary

•	Net sales from continuing operations were $2.2 billion

•	Comparable sales from continuing operations increased 5%

•	GAAP EPS from continuing operations was $2.63

•	Non-GAAP EPS from continuing operations was $3.28 (1), up 23%

•	Non-GAAP EPS including Lids Sports Group was $3.46 (2), up 11%

NASHVILLE, Tenn., March 14, 2019 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $1.53 for the three months ended February 2, 2019, compared to earnings from continuing operations per diluted share of $2.51 in the fourth quarter last year. Adjusted for the Excluded Items in both periods, the Company reported fourth quarter earnings from continuing operations per diluted share of $2.18, compared to earnings from continuing operations per diluted share of $1.85 last year.

__________________________
(1) Excludes asset impairment charges, hurricane losses and a bonus related to the sale of Lids Sports Group, net of tax effect in the fourth quarter and year of Fiscal 2019, and a gain related to Hurricane Maria, net of tax effect in Fiscal 2019 and other tax items for both periods (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

(2) Excludes trademark and asset impairment charges, a bonus related to the sale of Lids Sports Group, the loss on the sale of Lids Sports Group, other legal matters, hurricane losses, and a gain related to Hurricane Maria, net of tax effect for Fiscal 2019 results including Lids Sports Group and other tax items. (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations including Lids Sports Group in accordance with GAAP with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations including Lids Sports Group adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

GAAP earnings from continuing operations per diluted share were $2.63 for the year ended February 2, 2019, compared to earnings from continuing operations per diluted share of $1.90 for the year ended February 3, 2018. Adjusted for the Excluded Items in both periods, the Company reported Fiscal 2019 earnings from continuing operations per diluted share of $3.28, compared to earnings from continuing operations per diluted share of $2.67 for Fiscal 2018.

Robert J. Dennis, Genesco Chairman, President and Chief Executive Officer, said:

“Fiscal 2019 was an incredibly significant and successful year for Genesco highlighted by several important accomplishments and a turnaround in the trajectory of our business. The strength of our U.S. retail footwear concepts fueled our highest annual comparable sales increase in three years. Our top-line performance included positive store comps, which along with our recent cost reduction efforts allowed us to leverage our brick and mortar expense structure. This helped us deliver EPS above expectations and up nicely over last year, even as we incurred a meaningful amount of bonus expense compared with almost none in Fiscal 2018.
“With the sale of the Lids Sports Group completed in early February, we began Fiscal 2020 as a footwear- focused company. Our strong strategic positioning, close connection with our customers and enduring leadership positions are what make each of our footwear businesses distinctive. With the new strategic course we have set for Genesco, we believe we are now in a stronger position to unlock the potential of our combined footwear businesses, utilize the platforms we have for future growth and generate greater shareholder value this year and over the long-term.”
Fourth Quarter Review

Net sales from continuing operations for the fourth quarter of Fiscal 2019 decreased 2% to $675 million from $689 million in the fourth quarter of Fiscal 2018. Excluding the extra week from last year’s 14-week quarter and the impact of lower exchange rates this year, revenue was up 4%. Comparable sales from continuing operations increased 4%, with stores up 3% and direct up 10%. Direct-to-consumer sales were 14% of total retail sales from continuing operations for the quarter, compared to 13% last year.

Comparable Sales from Continuing Operations

Comparable Same Store and Direct Sales:	4QFY19	4QFY18
Journeys Group	7%	11%
Schuh Group	(8)%	1%
Johnston & Murphy Group	4%	4%
Total Genesco Comparable Sales	4%	8%
Same Store Sales	3%	6%
Comparable Direct Sales	10%	21%

Fourth quarter gross margin this year was 46.7%, up 70 basis points, compared with 46.0% last year. The increase as a percentage of sales reflects decreased markdowns for Journeys Group and less promotional sales for Schuh Group, partially offset by increased markdowns and shipping and warehouse expense at Johnston & Murphy Group.

Exhibit 99.1

Selling and administrative expense for the fourth quarter this year was 38.9%, up 80 basis points, compared to 38.1% of sales for the same period last year. The increase as a percentage of sales reflects higher bonus expense, partially offset by strong leverage from rent and selling salaries.

Genesco’s GAAP operating income for the fourth quarter was $50.6 million this year compared with $48.1 million last year. Adjusted for the Excluded Items in both periods, operating income for the fourth quarter was $58.5 million this year compared with $54.4 million last year. Adjusted operating margin was 8.7% of sales in the fourth quarter of Fiscal 2019 and 7.9% last year.

The effective tax rate for the quarter was 40.6% in Fiscal 2019 compared to -3.9% last year. The adjusted tax rate, reflecting Excluded Items, was 27.5% in Fiscal 2019 compared to 32.5% last year. The lower adjusted tax rate for this year reflects the lower U.S. federal income tax rate following the passage of the Tax Cut and Jobs Act in December 2017, partially offset by the inability to recognize a tax benefit for certain overseas losses.

GAAP earnings from continuing operations were $29.7 million in the fourth quarter of Fiscal 2019, compared to $48.4 million in the fourth quarter last year. Adjusted for the Excluded Items in both periods, fourth quarter earnings from continuing operations were $42.4 million in Fiscal 2019, compared to earnings from continuing operations of $35.7 million last year.

Full Year Review

Net sales from continuing operations for Fiscal 2019 increased 3% to $2.2 billion from $2.1 billion in Fiscal 2018. Comparable sales from continuing operations increased 5%, with stores up 4% and direct up 10%. Direct-to-consumer sales were 11% of total retail sales from continuing operations for the year compared to 10% last year.

Comparable Sales from Continuing Operations

Comparable Same Store and Direct Sales:	FY19	FY18
Journeys Group	8%	4%
Schuh Group	(8)%	4%
Johnston & Murphy Group	7%	0%
Total Genesco Comparable Sales	5%	3%
Same Store Sales	4%	1%
Comparable Direct Sales	10%	25%

Fiscal 2019 gross margin this year was 47.8%, up 30 basis points, compared with 47.5% last year. The increase as a percentage of sales reflects decreased markdowns for Journeys Group and an increased mix of retail sales for Johnston & Murphy Group, partially offset by increased promotional activity for Schuh Group.

Exhibit 99.1

Selling and administrative expense for the year was 44.0%, up 30 basis points, compared to 43.7% of sales for the same period last year. The increase as a percentage of sales reflects higher bonus accruals, partially offset by the leveraging of occupancy related and other costs.

Genesco’s GAAP operating income for Fiscal 2019 was $81.8 million compared with $74.4 million last year. Adjusted for the Excluded Items in both periods, operating income was $90.7 million this year compared with $82.3 million last year. Adjusted operating margin was 4.1% of sales in Fiscal 2019 and 3.9% last year.

The effective tax rate was 34.5% in Fiscal 2019 compared to 46.8% last year. The adjusted tax rate, reflecting Excluded Items, was 27.1% in Fiscal 2019 compared to 33.1% last year. The lower adjusted tax rate for this year reflects the lower U.S. federal income tax rate following the passage of the Tax Cut and Jobs Act in December 2017, partially offset by the inability to recognize a tax benefit for certain overseas losses.

GAAP earnings from continuing operations were $51.2 million in Fiscal 2019, compared to $36.7 million in Fiscal 2018. Adjusted for the Excluded Items in both periods, earnings from continuing operations were $64.0 million in Fiscal 2019, compared to earnings from continuing operations of $51.4 million last year.

Cash, Borrowings and Inventory

Cash and cash equivalents at February 2, 2019, were $167.4 million, compared with $39.9 million at February 3, 2018. Total debt at the end of the fourth quarter of Fiscal 2019 was $65.7 million compared with $88.4 million at the end of last year’s fourth quarter, a decrease of 26%. Inventories decreased 5% in the fourth quarter of Fiscal 2019 on a year-over-year basis.

Capital Expenditures and Store Activity

For the fourth quarter, capital expenditures were $8 million, which consisted of $5 million related to store remodels and new stores and $3 million related to direct to consumer, omnichannel, information technology, distribution center and other projects. Depreciation and amortization was $13 million. During the quarter, the Company opened eight new stores and closed 33 stores. The Company ended the quarter with 1,512 stores compared with 1,535 stores at the end of the fourth quarter last year, or a decrease of 1%. Square footage was down 1% on a year-over-year basis.

Share Repurchases

For the fourth quarter and year of Fiscal 2019, the Company repurchased 968,375 shares for approximately $45.9 million at an average price of $47.45 per share, as part of a $125 million share repurchase program approved by the Board of Directors in December 2018. For the first quarter of Fiscal 2020 through March 8, 2019, the Company has repurchased 584,465 shares for approximately $26.4 million at an average price of $45.10 per share, leaving approximately $52.7 million available to repurchase under the current authorization.

Exhibit 99.1

Discontinued Operations

On December 14, 2018, the Company entered into a definitive agreement for the sale of Lids Sports Group to FanzzLids Holdings, a holding company controlled and operated by affiliates of Ames Watson Capital, LLC.

On February 2, 2019, the Company completed the sale of its Lids Sports Group to FanzzLids Holdings for $100 million, which is still subject to working capital and other adjustments. For the fourth quarter ended February 2, 2019, the Company recorded a loss of $98.3 million, net of tax, on the sale of these assets, representing the sale price less the value of the Lids Sports Group assets sold and other miscellaneous charges, including divestiture transaction costs, offset by a tax benefit on the loss. This loss is included in the Loss from discontinued operations, net on the Condensed Consolidated Statements of Operations.

Fiscal 2020 Outlook

For Fiscal 2020, the Company expects:

•	Comparable sales from continuing operations to be up 1% to 2%, and

•	Adjusted diluted earnings per share from continuing operations in the range of $3.35 to $3.75 with an expectation that earnings for the year will be near the midpoint of the range.(3)

Access the conference call for details regarding guidance assumptions.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of fourth quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 14, 2019, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of any share repurchases by the Company; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; cost associated with wage pressure associated with a full employment environment in the U.S. and the U.K.; weakness in the consumer economy and

______________________________
(3) A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Exhibit 99.1

retail industry for the products we sell; competition in the Company's markets, including online and including competition from some of the Company’s vendors in the branded footwear market; fashion trends, including the lack of new fashion trends or products, that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors and the extent and pace of growth of online shopping; the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; our ability to eliminate stranded costs associated with dispositions, including the sale of the Lids Sports Group business; our ability to realize anticipated cost savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,500 retail stores throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contact:	Media Contact:
Mimi Vaughn    Claire McCall
Genesco Inc.    Genesco Inc.
(615) 367-7386    (615) 367-8283
mvaughn@genesco.com    cmccall@genesco.com

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	February 2, 2019	% of	February 3, 2018	% of
		Net Sales		Net Sales
Net sales	$675,491	100.0%	$689,392	100.0%
Cost of sales	359,828	53.3%	372,064	54.0%
Gross margin	315,663	46.7%	317,328	46.0%
Selling and administrative expenses	262,876	38.9%	262,719	38.1%
Asset impairments and other, net	2,144	0.3%	6,492	0.9%
Earnings from operations	50,643	7.5%	48,117	7.0%
Loss on early retirement of debt	597	0.1%	—	0.0%
Other components of net periodic benefit cost	(313)	0.0%	(10)	0.0%
Interest expense, net	373	0.1%	1,529	0.2%
Earnings from continuing operations before
income taxes	49,986	7.4%	46,598	6.8%
Income tax expense (benefit)	20,287	3.0%	(1,826)	-0.3%
Earnings from continuing operations	29,699	4.4%	48,424	7.0%
(Loss) earnings from discontinued operations, net of tax
benefit of $24.2 million and $0.6 million for the three
months ended Feb. 2, 2019 and Feb. 3, 2018, respectively	(93,670)	-13.9%	7,621	1.1%
Net Earnings (Loss)	$(63,971)	-9.5%	$56,045	8.1%

Basic earnings (loss) per share:
Before discontinued operations	$1.54		$2.51
Net earnings (loss)	$(3.31)		$2.91

Weighted-average shares outstanding - Basic	19,323		19,266

Diluted earnings (loss) per share:
Before discontinued operations	$1.53		$2.51
Net earnings (loss)	$(3.29)		$2.90

Weighted-average shares outstanding - Diluted	19,445		19,330

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	February 2, 2019	% of	February 3, 2018	% of
		Net Sales		Net Sales
Net sales	$2,188,553	100.0%	$2,127,547	100.0%
Cost of sales	1,141,497	52.2%	1,116,164	52.5%
Gross margin	1,047,056	47.8%	1,011,383	47.5%
Selling and administrative expenses	962,076	44.0%	929,238	43.7%
Asset impairments and other, net	3,163	0.1%	7,773	0.4%
Earnings from operations	81,817	3.7%	74,372	3.5%
Loss on early retirement of debt	597	0.0%	—	0.0%
Other components of net periodic benefit cost	(380)	0.0%	(29)	0.0%
Interest expense, net	3,341	0.2%	5,412	0.3%
Earnings from continuing operations before income taxes	78,259	3.6%	68,989	3.2%
Income tax expense	27,035	1.2%	32,281	1.5%
Earnings from continuing operations	51,224	2.3%	36,708	1.7%
Loss from discontinued operations, net of tax benefit of $27.5
million and $22.7 million for Fiscal 2019 and 2018, respectively	(103,154)	-4.7%	(148,547)	-7.0%
Net Loss	$(51,930)	-2.4%	$(111,839)	-5.3%

Basic earnings (loss) per share:
Before discontinued operations	$2.65		$1.91
Net earnings (loss)	$(2.68)		$(5.82)

Weighted-average shares outstanding - Basic	19,351		19,218

Diluted earnings (loss) per share:
Before discontinued operations	$2.63		$1.90
Net earnings (loss)	$(2.66)		$(5.80)

Weighted-average shares outstanding - Diluted	19,495		19,282

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	February 2, 2019	% of	February 3, 2018	% of
		Net Sales		Net Sales
Sales:
Journeys Group	$463,154	68.6%	$452,882	65.7%
Schuh Group	108,599	16.1%	128,128	18.6%
Johnston & Murphy Group	89,273	13.2%	92,375	13.4%
Licensed Brands	14,406	2.1%	15,894	2.3%
Corporate and Other	59	0.0%	113	0.0%
Net Sales	$675,491	100.0%	$689,392	100.0%
Operating Income (Loss):
Journeys Group	$56,077	12.1%	$46,037	10.2%
Schuh Group	4,125	3.8%	9,199	7.2%
Johnston & Murphy Group(1)	9,731	10.9%	9,325	10.1%
Licensed Brands(1)	(109)	-0.8%	(2,559)	-16.1%
Corporate and Other(2)	(19,181)	-2.8%	(13,885)	-2.0%
Earnings from operations	50,643	7.5%	48,117	7.0%
Loss on early retirement of debt	597	0.1%	—	0.0%
Other components of net periodic benefit cost	(313)	0.0%	(10)	0.0%
Interest, net	373	0.1%	1,529	0.2%

Earnings from continuing operations before income taxes	49,986	7.4%	46,598	6.8%
Income tax expense (benefit)	20,287	3.0%	(1,826)	-0.3%
Earnings from continuing operations	29,699	4.4%	48,424	7.0%
(Loss) earnings from discontinued operations, net of tax
benefit of $24.2 million and $0.6 million for the three
months ended Feb. 2, 2019 and Feb. 3, 2018, respectively	(93,670)	-13.9%	7,621	1.1%
Net Earnings (Loss)	$(63,971)	-9.5%	$56,045	8.1%

(1) Includes a $0.2 million reduction in force expenses for Licensed Brands for the fourth quarter of Fiscal 2018. In addition, Licensed Brands includes $0.1 million of markdowns related to the licensing termination in the fourth quarter of Fiscal 2018. Includes $0.5 million of income in Johnston & Murphy Group for a cancelled license for the fourth quarter of Fiscal 2018.

(2) Includes a $2.2 million charge in the fourth quarter of Fiscal 2019 which includes $2.1 million for asset impairments and $0.1 million for hurricane losses and a $5.7 million charge for bonus related to the sale of Lids Sports Group. Includes a $6.5 million charge in the fourth quarter of Fiscal 2018 which includes a $5.2 million licensing termination expense and $1.3 million for asset impairments.

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	February 2, 2019	% of	February 3, 2018	% of
		Net Sales		Net Sales
Sales:
Journeys Group	$1,419,993	64.9%	$1,329,460	62.5%
Schuh Group	382,591	17.5%	403,698	19.0%
Johnston & Murphy Group	313,134	14.3%	304,160	14.3%
Licensed Brands	72,564	3.3%	89,809	4.2%
Corporate and Other	271	0.0%	420	0.0%
Net Sales	$2,188,553	100.0%	$2,127,547	100.0%
Operating Income (Loss):
Journeys Group(1)	$100,799	7.1%	$74,114	5.6%
Schuh Group	3,765	1.0%	20,104	5.0%
Johnston & Murphy Group(2)	20,385	6.5%	19,367	6.4%
Licensed Brands(2)	(488)	-0.7%	(299)	-0.3%
Corporate and Other(3)	(42,644)	-1.9%	(38,914)	-1.8%
Earnings from operations	81,817	3.7%	74,372	3.5%
Loss on early retirement of debt	597	0.0%	—	0.0%
Other components of net periodic benefit cost	(380)	0.0%	(29)	0.0%
Interest, net	3,341	0.2%	5,412	0.3%
Earnings from continuing operations before income taxes	78,259	3.6%	68,989	3.2%
Income tax expense	27,035	1.2%	32,281	1.5%
Earnings from continuing operations	51,224	2.3%	36,708	1.7%
Loss from discontinued operations, net of tax benefit of $27.5
million and $22.7 million for Fiscal 2019 and 2018, respectively	(103,154)	-4.7%	(148,547)	-7.0%
Net Loss	$(51,930)	-2.4%	$(111,839)	-5.3%

(1) Includes a $0.3 million charge for acquisition transition expenses in Fiscal 2018.
(2) Includes $0.2 million in reduction in force expenses for Licensed Brands for Fiscal 2018. In addition, Licensed Brands includes $0.1 million of markdowns related to the licensing termination in Fiscal 2018. Includes $0.5 million of income in Johnston & Murphy Group for a cancelled license for Fiscal 2018.

(3) Includes a $3.2 million charge in Fiscal 2019 which includes $4.2 million for asset impairments, $0.3 million in legal and other matters and $0.1 million in hurricane losses, partially offset by a $1.4 million gain related to Hurricane Maria and includes a $5.7 million charge for bonus related to the sale of Lids Sports Group. Includes a $7.8 million charge for Fiscal 2018 which includes a $5.2 million licensing termination expense, $1.7 million for asset impairments and $0.9 million for hurricane losses.

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 2, 2019	February 3, 2018
Assets
Cash and cash equivalents	$167,355	$39,937
Accounts receivable(1)	130,219	33,614
Inventories	368,838	388,410
Other current assets	68,738	54,031
Current assets - discontinued operations	—	177,096
Total current assets	735,150	693,088
Property and equipment	277,375	298,547
Goodwill and other intangibles	124,928	134,798
Other non-current assets	47,732	49,636
Non-current assets - discontinued operations	—	139,284
Total Assets	$1,185,185	$1,315,353

Liabilities and Equity
Accounts payable	$158,603	$123,287
Current portion long-term debt	8,992	1,766
Other current liabilities	108,634	88,773
Current liabilities - discontinued operations	—	41,242
Total current liabilities	276,229	255,068
Long-term debt	56,751	86,619
Deferred rent and other long-term liabilities	114,654	117,055
Non-current liabilities - discontinued operations	—	25,907
Equity	737,551	830,704
Total Liabilities and Equity	$1,185,185	$1,315,353

(1) Includes $103 million receivable from the sale of Lids Sports Group.

Exhibit 99.1

GENESCO INC.
Store Count Activity

	Balance			Balance			Balance
	1/28/2017	Open	Close	2/3/2018	Open	Close	2/2/2019
Journeys Group	1,249	45	74	1,220	26	53	1,193
Schuh Group	128	7	1	134	6	4	136
Johnston & Murphy Group	177	7	3	181	4	2	183
Total Retail Units Without Lids	1,554	59	78	1,535	36	59	1,512

GENESCO INC.
Store Count Activity

	Balance			Balance
	11/3/2018	Open	Close	2/2/2019
Journeys Group	1,219	5	31	1,193
Schuh Group	134	2	—	136
Johnston & Murphy Group	184	1	2	183
Total Retail Units Without Lids	1,537	8	33	1,512

GENESCO INC.
Comparable Sales

	Three Months Ended		Fiscal Year Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018

Ongoing Operations (Without Lids):
Journeys Group	7%	11%	8%	4%
Schuh Group	(8)%	1%	(8)%	4%
Johnston & Murphy Group	4%	4%	7%	0%
Total Ongoing Comparable Sales	4%	8%	5%	3%

Ongoing Same Store Sales	3%	6%	4%	1%
Ongoing Comparable Direct Sales	10%	21%	10%	25%

Lids Sports Group	2%	(14)%	(3)%	(7)%

Total Operations with Lids:
Total Comparable Sales	4%	1%	3%	0%
Same Store Sales	3%	(1)%	2%	(2)%
Comparable Direct Sales	8%	15%	8%	22%

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended February 2, 2019 and February 3, 2018

	Three Months Ended
	February 2, 2019			February 3, 2018
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$29,699	$1.53		$48,424	$2.51

Pretax adjustments:
Impairment charges	$2,099	1,521	0.08	$1,256	849	0.04
Bonus related to sale of Lids Sports Group	5,707	4,136	0.21	—	—	—
(Gain) loss on Hurricane Maria	—	—	—	7	5	—
Other hurricane losses	45	33	—	—	—	—
Loss on early retirement of debt	597	433	0.02	—	—	—
Licensing termination	—	—	—	5,374	3,631	0.19
Reduction in force expense	—	—	—	179	121	0.01
License cancellation income	—	—	—	(500)	(338)	(0.02)
Total adjustments	$8,448	6,123	0.31	$6,316	4,268	0.22

Other tax items		6,537	0.34		(16,960)	(0.88)

Adjusted earnings from continuing operations (1) and (2)		$42,359	$2.18		$35,732	$1.85

(1) The adjusted tax rate for the fourth quarter of Fiscal 2019 is 27.5% including a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the fourth quarter of Fiscal 2018 is 32.5% including a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 19.4 million and 19.3 million share count for Fiscal 2019 and 2018, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended February 2, 2019 and February 3, 2018

	Three Months Ended February 2, 2019
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$56,077	$—	$56,077
Schuh Group	4,125	—	4,125
Johnston & Murphy Group	9,731	—	9,731
Licensed Brands	(109)	—	(109)
Corporate and Other	(19,181)	7,851	(11,330)

Total Operating Income	$50,643	$7,851	$58,494

	Three Months Ended February 3, 2018
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$46,037	$—	$46,037
Schuh Group	9,199	—	9,199
Johnston & Murphy Group	9,325	(500)	8,825
Licensed Brands	(2,559)	324	(2,235)
Corporate and Other	(13,885)	6,492	(7,393)

Total Operating Income	$48,117	$6,316	$54,433

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Twelve Months Ended February 2, 2019 and February 3, 2018

	Twelve Months Ended
	February 2, 2019			February 3, 2018
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$51,224	$2.63		$36,708	$1.90

Pretax adjustments:
Impairment charges	$4,153	3,032	0.15	$1,663	1,115	0.06
Bonus related to sale of Lids Sports Group	5,707	4,166	0.21	—	—	—
Other legal matters	270	197	0.01	—	—	—
(Gain) loss on Hurricane Maria	(1,419)	(1,036)	(0.05)	881	591	0.03
Other hurricane losses	160	117	0.01	—	—	—
Loss on early retirement of debt	597	436	0.02	—	—	—
Acquisition transition expenses	—	—	—	288	193	0.01
Licensing termination	—	—	—	5,374	3,603	0.19
Reduction in force expense	—	—	—	179	120	0.01
License cancellation income	—	—	—	(500)	(335)	(0.02)
Total adjustments	$9,468	6,912	0.35	$7,885	5,287	0.28

Tax impact for share-based awards		452	0.02		2,167	0.11
Other tax items		5,399	0.28		7,260	0.38

Adjusted earnings from continuing operations (1) and (2)		$63,987	$3.28		$51,422	$2.67

(1) The adjusted tax rate for Fiscal 2019 is 27.1% including a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for Fiscal 2018 is 33.1% including a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 19.5 million and 19.3 million share count for Fiscal 2019 and 2018, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Twelve Months Ended February 2, 2019 and February 3, 2018

	Twelve Months Ended February 2, 2019
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$100,799	$—	$100,799
Schuh Group	3,765	—	3,765
Johnston & Murphy Group	20,385	—	20,385
Licensed Brands	(488)	—	(488)
Corporate and Other	(42,644)	8,870	(33,774)

Total Operating Income	$81,817	$8,870	$90,687

	Twelve Months Ended February 3, 2018
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$74,114	$288	$74,402
Schuh Group	20,104	—	20,104
Johnston & Murphy Group	19,367	(500)	18,867
Licensed Brands	(299)	324	25
Corporate and Other	(38,914)	7,773	(31,141)

Total Operating Income	$74,372	$7,885	$82,257

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations with Lids Sports Group
Twelve Months Ended February 2, 2019

	Twelve Months Ended
	February 2, 2019
		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$51,224	$2.63

Pretax adjustments:
Impairment charges	$4,153	3,032	0.15
Bonus related to sale of Lids Sports Group	5,707	4,166	0.21
Other legal matters	270	197	0.01
(Gain) loss on Hurricane Maria	(1,419)	(1,036)	(0.05)
Other hurricane losses	160	117	0.01
Loss on early retirement of debt	597	436	0.02
Lids adjusted operating income	4,584	3,357	0.17
Total adjustments	$14,052	10,269	0.52

Tax impact for share-based awards		452	0.02
Other tax items		5,603	0.29

Adjusted earnings (1) and (2)		$67,548	$3.46

(1) The adjusted tax rate including Lids Sports Group for Fiscal 2019 is 26.8% including a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 19.5 million share count for Fiscal 2019, which includes common stock equivalents.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 1, 2020

In millions (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2020		Fiscal 2020
Forecasted earnings from continuing operations	$53.4	$3.02	$47.4	$2.60

Adjustments:(1)
Store impairments and other matters	2.7	0.15	3.5	0.19
Pension plan termination	10.2	0.58	10.2	0.56
Adjusted forecasted earnings from continuing operations (2)	$66.3	$3.75	$61.1	$3.35

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2020 is approximately 27.0%.

(2) EPS reflects 17.7 million share count for Fiscal 2020 high scenario which includes common stock equivalents and assumes additional share repurchases for the first quarter of Fiscal 2020. EPS reflects 18.3 million share count for Fiscal 2020 low scenario which includes common stock equivalents and assumes shares repurchases ceased on March 8, 2019.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.